EXHIBIT 3.1

HELBIZ, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS, AND LIMITATIONS

OF

SERIES B PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE

DELAWARE GENERAL CORPORATION LAW

THE UNDERSIGNED DOES HEREBY CERTIFY, on behalf of Helbiz, Inc., a Delaware corporation (the “Corporation”), that the following resolution was duly adopted by the board of directors of the Corporation (the “Board of Directors”), in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at a meeting duly called and held on March 8, 2023, which resolution provides for the creation of a series of the Corporation’s Preferred Stock, par value $0.00001 per share, which is designated as “Series B Preferred Stock,” with the rights, powers and preferences, and the qualifications, limitations and restrictions thereof, set forth therein.

WHEREAS, the Amended and Restated Certificate of Incorporation of the Corporation (as amended, the “Certificate of Incorporation”), provides for a class of capital stock of the Corporation known as preferred stock, consisting of 100,000,000 shares, par value $0.00001 per share (the “Preferred Stock”), issuable from time to time in one or more series, and further provides that the Board of Directors is expressly authorized, subject to limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in one or more series, and by filing a certificate of designation pursuant to the DGCL, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers (including voting powers), preferences and rights of each such series and the qualifications, limitations or restrictions thereof.

NOW, THEREFORE, BE IT RESOLVED, that, pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation, (i) a series of Preferred Stock be, and hereby is, authorized by the Board of Directors, (ii) the Board of Directors hereby authorizes the issuance of 3,000 shares of Series B Preferred Stock and (iii) the Board of Directors hereby fixes the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of such shares of Preferred Stock, in addition to any provisions set forth in the Certificate of Incorporation that are applicable to all series of the Preferred Stock, as follows:

TERMS OF PREFERRED STOCK

1.	Designation, Amount and Par Value. The series of Preferred Stock created hereby shall be designated as the Series B Preferred Stock (the “Series B Preferred Stock”), and the number of shares so designated shall be 3,000. Each share of Series B Preferred Stock shall have a par value of $0.00001 per share.

2.	Dividends. The holders of Series B Preferred Stock, as such, shall not be entitled to receive dividends of any kind.

3.	Voting Rights. Except as otherwise provided by the Certificate of Incorporation or required by law, the holders of shares of Series B Preferred Stock shall have the following voting rights:

3.1	Except as otherwise provided herein, each outstanding share of Series B Preferred Stock shall have 80,000 votes per share (and, for the avoidance of doubt, each fraction of a share of Series B Preferred Stock shall have a ratable number of votes). The outstanding shares of Series B Preferred Stock shall vote together with the outstanding shares of common stock, par value $0.00001 per share (the “Common Stock”), of the Corporation as a single class exclusively with respect to the Reverse Stock Split (as such terms is defined below) and shall not be entitled to vote on any other matter except to the extent required under the DGCL. As used herein, the term “Reverse Stock Split” means any proposal to adopt an amendment to the Certificate of Incorporation to reclassify the outstanding shares of Common Stock into a smaller number of shares of Common Stock at a ratio specified in or determined in accordance with the terms of such amendment.

3.2	Unless otherwise provided on any applicable proxy or ballot with respect to the voting on the Reverse Stock Split, the vote of each share of Series B Preferred Stock (or fraction thereof) entitled to vote on the Reverse Stock Split or any other matter brought before any meeting of stockholders held to vote on the Reverse Stock Split shall be cast in the same manner as the vote, if any, of the share of Common Stock (or fraction thereof) cast on the Reverse Stock Split, and the proxy or ballot with respect to shares of Common Stock held by any holder on whose behalf such proxy or ballot is submitted will be deemed to include all shares of Series B Preferred Stock (or fraction thereof) held by such holder. Holders of Series B Preferred Stock will not receive a separate ballot or proxy to cast votes with respect to the Series B Preferred Stock on the Reverse Stock Split or any other matter brought before any meeting of stockholders held to vote on the Reverse Stock Split.

4.1	The Series B Preferred Stock shall rank pari passu to the Common Stock as to any distribution of assets upon a liquidation, dissolution or winding up of the Corporation, whether voluntarily or involuntarily (a “Dissolution”). For the avoidance of any doubt, but without limiting the foregoing, neither the merger or consolidation of the Corporation with or into any other entity, nor the sale, lease, exchange or other disposition of all or substantially all of the Corporation’s assets shall, in and of itself, be deemed to constitute a Dissolution.

4.2	Upon any Dissolution, each holder of outstanding shares of Series B Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to stockholders, prior and in preference to any distribution to the holders of Common Stock, an amount in cash equal to $0.00001 per outstanding share of Series B Preferred Stock.

5.	Mandatory Redemption.

5.1	The Company shall redeem all outstanding shares of Series B Preferred Stock, (i) if such redemption is ordered by the Board of Directors in its sole discretion, automatically and effective on such time and date specified by the Board of Directors in its sole discretion or (ii) automatically upon the approval by the Corporation’s stockholders of the Reverse Stock Split at any meeting of stockholders held for the purpose of voting on the Reverse Stock Split

5.2	Each share of Series B Preferred Stock so redeemed shall be redeemed for $0.01, as such ratio may be adjusted on a pro rata basis for any stock dividend, forward stock split, reverse stock split or similar corporate action.

5.3	The shares of Series B Preferred Stock redeemed pursuant to this Certificate of Designation shall, upon such redemption, be automatically retired and restored to the status of authorized but unissued shares of Preferred Stock.

6.	Transfer. Shares of Series B Preferred Stock will be uncertificated and represented in book-entry form. No shares of Series B Preferred Stock may be transferred by the holder thereof except in connection with a transfer by such holder of any shares of Common Stock held thereby, in which case a number of one one-thousandths (1/1,000ths) of a share of Series B Preferred Stock equal to the number of shares of Common Stock to be transferred by such holder shall be automatically transferred to the transferee of such shares of Common Stock. Notice of the foregoing restrictions on transfer shall be given in accordance with Section 151 of the DGCL.

7.	Fractional Shares. The Series B Preferred Stock may be issued in whole shares or in any fraction of a share that is one one-thousandth (1/1,000th) of a share or any integral multiple of such fraction, which fractions shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, participate in distributions upon a Dissolution and have the benefit of any other rights of holders of Series B Preferred Stock.

8.	Severability. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, then such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof.

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation this March 13, 2023.

/s/ Salvatore Palella
Name:	Salvatore Palella
Title:	Chief Executive Officer